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                                                                    Exhibit 99.1

[MERIDIAN RESOURCE CORPORATION LOGO]


                     MERIDIAN RESOURCE CORPORATION ANNOUNCES
                        INITIAL RESUMPTION OF PRODUCTION
                            IN BILOXI MARSHLAND AREA
                             SINCE HURRICANE KATRINA

Houston, Texas - Oct 7, 2005 - The Meridian Resource Corporation (NYSE: "TMR") today announced it has initiated production equal to approximately 52% of pre-storm production since Hurricane Katrina as it completed the repairs and replacement of equipment at its Facility 1 and Facility 3 in the Biloxi Marshland ("BML") project area.

"We are extremely pleased with the efforts and results of our operational staff as well as our service and materials suppliers who have accomplished a near miracle in a short 38 days since the storm", says Dale Breaux, Vice President of Production and Operations.

Of the four main production facilities in the BML area that incurred damage, Facility 1 resumed production on Wednesday with an initial rate of approximately 16 million cubic feet of gas per day ("Mmcf/d") gross (10.5 Mmcf/d net). The Company anticipates that production from this facility will increase to pre-storm levels (21 Mmcf/d gross, 13 Mmcf/d net) upon the installation of new compression equipment which is expected within three to four weeks. This facility receives production from three wells, the BML 6-1, 6-2 and 6-3 located in the Company's Atlas prospect area. Additionally, production from the SL 17958 well at Facility 3 in the Apollo prospect area was returned to production on Thursday at a rate of approximately 12 Mmcf/d gross (7.8 Mmcf/d net).

Meridian expects that it will continue to add production from its BML project area over the course of the next two to three weeks from the remaining wells at Facility 2, Facility 3 and Facility 4, all of which will have been returned to production within 38-60 days of Hurricane Katrina's landfall.

The Company anticipates that the remainder of its facilities near the BML area, which are currently under reconstruction, including the String of Pearls facility, the Hornets Nest facility and the Bayou Gentilly tie-in will be repaired and ready to resume production by the end of October, as anticipated. However, because the pipelines from these facilities were also damaged and are under repair by third party operators, the Company is uncertain about the exact date the pipelines will be open to receive the production from these wells.

As previously announced, the Company expects that essentially all costs to repair or replace the physical plants and facilities damaged by Hurricane Katrina will be covered under its insurance policies subject to deductibles approximating $1.0 million. Meridian continues to drill and explore other core exploration prospect areas and believes that it has sufficient cash flow and liquidity to fund both the repairs as well as its exploration and development drilling programs.

The Company estimates that weather-related production shut-ins have resulted in approximately 2 billion cubic feet of gas equivalent ("Bcfe") of deferred production for the third

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    1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o (281) 597-7000
                      o Fax (281) 558-5744 o www.tmrc.com

                                                                     Page 1 of 2

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quarter. No reserves have been lost as a result of the two recent storms and the
Company's exploration program remains unchanged other than the timing delays resulting from damages to its contracted drilling rigs.

THIRD QUARTER UPDATE

Due to the unique events of the past quarter, the Company has deemed it appropriate to provide some preliminary operating and financial guidance for the third quarter of 2005. The Company's preliminary assessment for third quarter 2005 production is in the range of 4.4 to 4.8 Bcfe. At this level of production, after taking into consideration the Company's hedge positions for the quarter and the accounting treatment of the insurance deductible, the Company estimates earnings per share will range between $0.00 and $0.02 per fully diluted share outstanding for the third quarter 2005. The specifics relating to these and other items affecting earnings will be discussed in more detail when the Company announces earnings in early November.

RE-CAP OF DATA - Below is a re-capitulation of the data discussed in this press release:

     o BML Facility 1 back online at 10.5 Mmcf/d net, compression expected to improve rate to pre-storm levels (13 Mmcf/d net)

     o BML Facility 3 back online at 7.8 Mmcf/d net, with other wells to be added soon

     o  BML Facility 4 expected within next 2 weeks

     o  BML Facility 2 repairs on schedule

     o String of Pearls, Hornets Nest, and Bayou Gentilly repairs on schedule, production could be delayed because of third party pipelines

     o Essentially all repair cost covered by insurance for Katrina damages, less approximately $1 million deductibles

     o  Estimated production deferred due to storms in the third quarter: 2 Bcfe

     o  Current estimates for third quarter earnings range between $0.00 and
        $0.02


SAFE HARBOR STATEMENT AND DISCLAIMER
Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices.

These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2004.

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The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic technology to analyze prospects, define risk, and target high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."

================================================================================

                                                   FOR MORE INFORMATION CONTACT:
                                               Lance L. Weaver at (281) 597-7125
                             Meridian Resource Corporation Website: www.tmrc.com



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    1401 Enclave Parkway, Suite 300 o Houston, Texas 77077 o (281) 597-7000
                      o Fax (281) 558-5744 o www.tmrc.com

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